EXHIBIT 107

Calculation of Filing Fee Table

Post-Effective Amendment No. 3 to Form S-1 on Form S-3

(Form Type)

AvePoint, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	17,905,000(2)	$10.50(3)	$188,002,500.00	0.0001091	$20,511
	Equity	Common Stock, $0.0001 par value per share	457(c)	136,029,478(4)	$10.50(3)	$1,428,309,523.80	0.0001091	$155,829
	Other	Warrants to purchase Common Stock		405,000(5)	—	—		—(6)
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
Total Offering Amounts						$1,616,312,023.80		$176,340
Total Fees Previously Paid								$176,340
Total Fee Offsets								$0
Net Fee Due								$0(7)

(1)

In the event of a stock split, stock dividend or other similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)

Consists of (i) 405,000 shares of common stock issuable upon the exercise of 405,000 warrants issued to Sponsor (as defined in the prospectus contained in this Post-Effective Amendment No. 3 to Form S-1 on Form S-3 (this “Post-Effective Amendment”)) in a private placement (the “Private Warrants”) and (ii) 17,500,000 shares of common stock issuable upon the exercise of 17,500,000 warrants included in the publicly sold units to purchase common stock, in each case, at an exercise price of $11.50 per share.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on July 30, 2021, as reported on the Nasdaq Global Select Market.

(4)

Consists of (i) 8,750,000 shares of common stock (including 2,916,700 Sponsor Earn-Out Shares (as defined in the prospectus contained in this Post-Effective Amendment) that were exchanged for the Class B common stock, par value $0.0001 per share, (ii) 810,000 shares of common stock that were issued in connection with the separation of the Private Units (as defined in the prospectus contained in this Post-Effective Amendment), (iii) 14,000,000 shares of common stock issued pursuant to subscription agreements entered into on November 23, 2020, (iv) up to 405,000 shares of common stock that may be issued upon exercise of the Private Warrants and (v) 112,064,478 shares of common stock (including up to 13,329,196 shares of common stock issuable pursuant to outstanding options and up to 1,912,155 shares of common stock issuable as Sponsor Earn-Out Shares pursuant to that certain Amended and Restated Registration Rights Agreement, dated July 1, 2021, between the Registrant and the selling securityholders granting such holders registration rights with respect to such shares.

(5)	Represents the resale of 405,000 Private Warrants.
(6)	Pursuant to Rule 457(i) under the Securities Act, no separate fee is recorded for the warrants, and the entire fee is allocated to the underlying common stock.
(7)

A registration fee of $176,340 has previously been paid in connection with the initial Registration Statement, filed with the SEC on July 23, 2021. Accordingly, no registration fee is being paid with this Post-Effective Amendment.